UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 24, 2015

Dear Fellow Stockholder:

We cordially invite you to attend our 2015 Annual Meeting on Thursday, June 11, 2015, at 9:00 a.m. (local time), to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter through the Northeast Entrance.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 11th.

Sincerely,
Bernard Cammarata	Carol Meyrowitz
Chairman of the Board	Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2015

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts on Thursday, June 11, 2015, at 9:00 a.m. (local time) to vote on:

•	Election of directors

•	Ratification of appointment of our independent registered public accounting firm for fiscal 2016

•	Advisory approval of TJX’s executive compensation (the “say-on-pay vote”)

•	Any other business properly brought before the meeting

Stockholders of record at the close of business on April 14, 2015 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder at the close of business on April 14, 2015 or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 14, 2015, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All stockholders will need to check in upon arrival and receive attendee badges for security purposes. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley

Secretary

Framingham, Massachusetts

April 24, 2015

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2015

PROXY STATEMENT

INTRODUCTION

Why am I receiving this proxy statement? The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2015 Annual Meeting, to be held on June 11, 2015, to vote on the following items:

•	Election of directors (Proposal 1) – see page 2
•	Ratification of appointment of our independent registered public accounting firm for fiscal 2016 (Proposal 2) – see page 48
•	Advisory approval of TJX’s executive compensation (the “say-on-pay vote”) (Proposal 3) – see page 48, and also the Executive Compensation section, starting on page 16
•	Any other business properly brought before the meeting

Who can vote at the meeting? Stockholders of record at the close of business on April 14, 2015 are entitled to vote at the meeting. Each of the 682,260,150 shares of common stock outstanding on the record date is entitled to one vote.

How do I vote? There are multiple ways to vote your shares.

•	If you are a stockholder of record, you may vote by signing and returning the enclosed proxy card by mail or by using the procedures and instructions described on the proxy card and other enclosures to vote over the Internet or by telephone using the toll-free telephone number provided. You may also vote in person at the meeting.

•	If you are a “street name” holder, meaning you own through a third party like a bank or broker, please refer to the enclosures provided by that third party with this proxy statement to see how to provide voting instructions for your shares (which may include Internet or telephone voting).

•	If you hold shares in the TJX stock fund available through the TJX General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or the TJX General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan, you may vote your plan shares by submitting voting directions by following the instructions on the voting instruction card provided with this proxy statement. In order to allow sufficient time for the plan shares to be voted by the plan trustee in accordance with your instructions, your voting instructions must be received no later than 11:59 p.m., Eastern Daylight Time, on Sunday, June 7, 2015. If you do not timely submit voting instructions, your plan shares will not be voted.

Please note that the process for Internet and telephone voting is intended to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Please see Voting Requirements and Proxies on page 49 for further information about voting.

Can I change or revoke my proxy? Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by voting later by Internet or telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701.

What constitutes a quorum for the meeting? A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended January 31, 2015 (fiscal 2015) are being first mailed to stockholders on or about the date of the notice of meeting, April 24, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 11, 2015: THIS PROXY STATEMENT AND ANNUAL REPORT AND FORM 10-K FOR FISCAL 2015 ARE AVAILABLE AT HTTP://WWW.ENVISIONREPORTS.COM/TJX

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees and Their Qualifications

We seek nominees who have established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations and growth; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy, growth and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to substantive areas important to our business, and in these positions have gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience working with or serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends. In addition, our nominees have prior service on our Board, which has provided them with exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service and have highlighted noteworthy attributes for each director in the individual biographies below.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our nominees are current directors. Other than William H. Swanson, who was elected by the Board in January 2015, all were elected to the Board by our stockholders. Bernard Cammarata, after more than 25 years on our Board and nearly 40 years of service with the Company, has decided to retire as Chairman of the Board, effective at the 2015 Annual Meeting of Stockholders. After his retirement from the Board, Mr. Cammarata will remain with the Company in an advisory role as Founder and Executive Advisor.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Zein Abdalla, 56

Director since 2012

Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution and global strategy.

José B. Alvarez, 52

Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/ Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc. and served on the board of Church & Dwight Co., Inc. from 2011 until 2013. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 64

Director since 2007

Mr. Bennett served as the Chief Executive Officer of H&R Block Inc., a tax services provider, from July 2010 to May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna, Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and Fluor Corporation and was a director of H&R Block from 2008 to 2011. Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance and financial reporting.

David T. Ching, 62

Director since 2007

Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Michael F. Hines, 59

Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc., where he serves as non-executive Chairman, and Dunkin’ Brands Group, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 62

Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane is also a director of GNC Holdings, Inc., NextEra Energy, Inc. and a member of the board of trustees of Urban Edge Properties. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 61

Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and also served as President from October 2005 to January 2011. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From

1983 to 2001, she held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Staples, Inc. and was a director of Amscan Holdings, Inc. from 2005 to 2012. As Chief Executive Officer of the Company, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 72

Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also non-executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 93 registered mutual funds managed by BlackRock, Inc., an investment management advisory firm. Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 67

Director since 1995

Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 until January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

William H. Swanson, 66

Director since February 2015

Mr. Swanson was the Chief Executive Officer of Raytheon Company, a technology and innovation leader specializing in defense, security and civil markets throughout the world, from July 2003 until March 2014 and served as Chairman of the board of Raytheon from January 2004 until his retirement in September 2014. Mr. Swanson had a career of more than 42 years with Raytheon, during which he held a wide range of leadership positions including serving as President of Raytheon from July 2002 to May 2004, Executive Vice President of Raytheon and President of its Electronic Systems division from January 2000 to July 2002, and Executive Vice President of Raytheon and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson is also a director of NextEra Energy, Inc. Mr. Swanson’s qualifications include expertise in strategic planning, global business operations and extensive leadership experience from serving as chief executive of a Fortune 200 company.

CORPORATE GOVERNANCE

Integrity has been a core tenet of TJX since our inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Global Code of Conduct for our Associates, a Code of Ethics for TJX Executives, written charters for each of our Board committees and a Director Code of Business Conduct and Ethics. The current versions of these documents and other items relating to our governance can be found on our corporate website, www.tjx.com, as described below in Online Availability of Information.

Board Independence

Independence Determination.  Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director with TJX and makes an affirmative determination whether or not each director is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are available in our Corporate Governance Principles on our website, www.tjx.com. As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent.

As a result of this review, our Board unanimously determined that nine directors of our current 11-member Board (82%) are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien, Willow B. Shire and William H. Swanson. The same determination was made previously with respect to Dawn Lepore, who served on our Board until June 2014. Each of these directors met our categorical standards of independence. Bernard Cammarata, as Chairman, and Carol Meyrowitz, as Chief Executive Officer, are employed by TJX and are therefore not independent. Mr. Cammarata is retiring from the Board effective at the 2015 Annual Meeting and therefore not standing for reelection.

Board Nominees and Service at TJX

Board Nominations.  The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, have demonstrated ability, perspective and judgment and will be effective in collectively serving the long-term best interests of our stockholders. As described below in Board Expertise and Diversity, the Committee considers a range of factors when considering individual candidates, including professional experience, personal integrity and potential contributions to the Board as a whole. In addition, the Corporate Governance Committee considers each director nominee’s experience, qualifications, attributes and skills in light of our business, including those that are identified in the biographical information contained above under Nominees and Their Qualifications.

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means that may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering proposals from a range of sources, such as the Board of Directors, management, Associates, stockholders and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. Mr. Swanson was recommended to the Committee for consideration as a board nominee by our Chief Executive Officer, reviewed by our Corporate Governance Committee and then elected by the full Board effective the beginning of fiscal 2016.

The Corporate Governance Committee has a policy with respect to submission by stockholders of candidates for director nominees which is available on our website. Any stockholder may submit in writing one candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s Annual Meeting. Recommendations should be sent to the Secretary of TJX,

The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about, and consents and agreements of, the candidate, as described in the policy. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders or others in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Expertise and Diversity. As a global company with approximately 198,000 Associates at our fiscal year end, we consider diversity among our Associates, customers and vendors to be part of who we are and core to our culture. At the Board level and throughout the organization we strive to promote the benefits of leveraging differences and promoting a talented and diverse workforce. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race and that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance on our operations and interests. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee does not have a formal policy with respect to diversity, but takes into account many factors, including general understanding of disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other large publicly traded companies, personal accomplishment, independence and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best perpetuate the success of our business and represents stockholder interests through the exercise of sound judgment using its collective diversity of experience. All of our directors are financially literate, and, as described in our Audit Committee Report, two members of our Audit Committee are audit committee financial experts. We value the many kinds of diversity reflected in our Board and nominees.

Majority Voting. Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation at or prior to election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Board Service Policies. It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own and no director should serve on more than five boards of public companies. Under our Audit Committee Charter, members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Board Committees and Meetings

Board Attendance. During fiscal 2015, our Board met seven times. Each of our directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of stockholders. All directors who stood for reelection at the 2014 Annual Meeting were in attendance.

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. All members of the Audit, Corporate Governance, Executive Compensation and Finance Committees are independent directors. While each committee has designated responsibilities, each committee may act on behalf of the entire Board. The committees regularly report on their activities to the entire Board. The table below provides information about membership and meetings of these committees during fiscal 2015:

Name[1]	Audit	Corporate Governance	Executive	Executive Compensation	Finance
Zein Abdalla		+
José B. Alvarez	+			+
Alan M. Bennett				*	+
Bernard Cammarata			*
David T. Ching	+	+
Michael F. Hines	*				+
Amy B. Lane	+		+		*
Dawn Lepore[2]					+
Carol Meyrowitz
John F. O’Brien			+	+
Willow B. Shire		*		+
Number of meetings during fiscal 2015	12	4	0	6	4

* Committee Chair.

1. Mr. Swanson joined the Board and the Executive Compensation Committee as of the start of fiscal 2016.

2. Ms. Lepore served on the Board and the Finance Committee until June 2014.

Audit Committee. (Mr. Hines, Chair; Mr. Alvarez; Mr. Ching; Ms. Lane) The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange (NYSE) listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. The Audit Committee’s responsibilities include, among other things:

•	reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting, retaining, approving the compensation of, overseeing and if necessary, replacing the independent registered public accounting firm, evaluating the performance of the independent registered public accounting firm, including the lead audit partner;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

In addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chair, has been involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Executive Compensation Committee. (Mr. Bennett, Chair; Mr. Alvarez; Mr. O’Brien; Ms. Shire; Mr. Swanson) The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board and those required by NYSE listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations and listing standards. The ECC’s responsibilities include, among other things:

•	approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

•	approving the compensation and benefits, including awards of stock options, bonuses and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

•	determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

•	reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as the review of our succession plan for the Chief Executive Officer and other executive officers; and

•	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements.

The ECC also reviews our compensation policies and practices for our Associates to determine whether they give rise to risks which are reasonably likely to have a material adverse effect on the Company. See Compensation Program Risk Assessment, below.

Corporate Governance Committee. (Ms. Shire, Chair; Mr. Abdalla; Mr. Ching) The Corporate Governance Committee is responsible for recommending nominees to serve as members of our Board and for overseeing our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with NYSE listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. The Corporate Governance Committee’s responsibilities include, among other things:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing our policies with respect to corporate public responsibility, including charitable and political contributions and political advocacy;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board and compensation for Board and committee members;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the independent Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee. (Mr. Cammarata, Chair; Ms. Lane; Mr. O’Brien) The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee. (Ms. Lane, Chair; Mr. Bennett; Mr. Hines) The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include, among other things:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities and payments; dividends; stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Board Leadership Structure. Our Board annually elects a Chairman of the Board of Directors. Consistent with our Corporate Governance Principles, because our current Chairman, Bernard Cammarata, is not independent, our independent directors have elected an independent Lead Director, John F. O’Brien. In his role as Lead Director, among other duties, Mr. O’Brien:

•	meets at least quarterly with our Chief Executive Officer, and with other senior officers as necessary;

•	attends regular management business review meetings;

•	schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors;

•	serves as a liaison between the independent directors and the Chairman and Company management and approves meeting schedules and agendas;

•	attends the meetings of each Board committee; and

•	undertakes other responsibilities designated by the independent directors.

The Board believes that the separate roles of Mr. Cammarata, Ms. Meyrowitz and Mr. O’Brien have been in the best interests of TJX and its stockholders. Mr. Cammarata has wide-ranging, in-depth knowledge of our business arising from his many years of service to TJX and, as a result, has provided effective leadership for the Board and support for Ms. Meyrowitz and other management. With Mr. Cammarata’s retirement, the Board plans to elect Ms. Meyrowitz to the additional position of Chairman at the Board meeting immediately following the annual meeting of stockholders. Given her close involvement with the operations of TJX and her deep knowledge of our Company, our industry and our Board, the Board believes that it will continue to receive effective leadership with Ms. Meyrowitz serving as its Chairman as well as CEO, and that combining the roles at this time is in the best interests of the stockholders and TJX. Mr. O’Brien will continue to serve as Lead Director and provide independence in TJX’s Board leadership, as provided in the Corporate Governance Principles, through his review and approval of Board meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports at Board meetings. In general terms:

•      The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, any major litigation and other matters that may present material risk to our operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning and receives regular reports from our Chief Compliance Officer and Director of Enterprise Risk.

•      The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security and receives regular reports from our Chief Compliance Officer and Director of Enterprise Risk.

• The ECC reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

• The Corporate Governance Committee reviews risks related to Board and CEO evaluations and management succession.

•      The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity, foreign exchange and commodity hedging, and investment performance, asset allocation strategies and funding of our benefit plans.

Compensation Program Risk Assessment. As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2015, the ECC reviewed TJX’s Associate compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered (a) what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, (b) how those potential risks are monitored, mitigated and managed and (c) whether those potential risks are reasonably likely to have a material adverse effect on TJX. The assessment was led by our Chief Compliance Officer and Director of Enterprise Risk, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input by, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant and internal and external legal counsel. This process included:

•	a review of our compensation programs and practices, including our historical compensation practices;

•	analysis of programs or program features and practices that could potentially encourage excessive or unreasonable risk-taking of a material nature;

•	a review of business risks that these program features could potentially encourage;

•	identification of factors that mitigate business risks, including, among others, a review of compensation design and elements of the compensation programs; the balance among these program elements; role of compensation consultants and other advisors; authority and discretion of the Board, the ECC and other Board committees in compensation; controls and procedures; program and cultural elements and potential for individual or group influences; and

•	consideration of the balance of potential risks and rewards related to our compensation programs and its role in implementation of our corporate strategy.

Codes of Conduct and Ethics and Other Policies

Global Code of Conduct for Associates. We have a Global Code of Conduct for our Associates that requires our Associates to conduct our business with integrity. Our Global Code of Conduct covers professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters, available on our website, www.tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Director Code of Business Conduct and Ethics that promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest for our Board members. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the directors within five years of initial election to the Board. New board members are also expected to acquire initially at least $10,000 of our common stock outright upon joining the Board. As described further on page 27 in the Compensation Discussion and Analysis section, our executives are also subject to stock ownership guidelines. As of April 14, 2015, all of our directors and executive officers were in compliance with our ownership guidelines.

Board Annual Performance Reviews. We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our independent Lead Director, each of our committees and its chair, and each of our individual directors. We review our process annually. In addition, each of our independent committees conducts an annual self-assessment.

Environmental Sustainability. As part of our continued commitment to corporate responsibility, TJX has long pursued initiatives that are good for the environment as well as our profitability. We believe in the value of environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction efforts. We understand that strong, sustainable business practices are important to our stakeholders, including stockholders, Associates, customers and the communities in which we work, and we work hard to evolve and improve our programs each year. Our corporate responsibility report, which highlights efforts we have made in these initiatives, is available on our website, www.tjx.com, in the Corporate Responsibility section.

Online Availability of Information

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website, www.tjx.com in the Corporate Responsibility: Attention to Governance section. Information appearing on www.tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

Communications with our Board

Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next Board meeting. Stockholders and others can communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, that Committee is responsible for reviewing and approving or ratifying any transaction in which TJX is a participant and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2015, Charles Bairos, brother-in-law of Ms. Meyrowitz, our CEO, and Barbara House, sister-in-law of Mr. Sherr, an executive officer, were employed by TJX. They received compensation from us, consistent with other Associates at their respective levels and responsibilities, totaling approximately $173,151 and $201,857, respectively, for fiscal 2015, including salary and incentive compensation (cash and equity). They each also participated in company benefit plans generally available to similarly situated Associates. Lisa Cammarata, daughter of Mr. Cammarata, our Chairman, is an executive and owner of one of the vendors from which TJX acquires merchandise from time to time. During fiscal 2015, TJX purchased approximately $4.7 million in merchandise from that vendor and during fiscal 2016 to the date of this proxy statement, approximately $0.8 million. Our Corporate Governance Committee discussed and approved these transactions, consistent with our review process described above.

Audit Committee Report

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

We met 12 times during fiscal 2015, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2015 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2015 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2016, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chair

José B. Alvarez

David T. Ching

Amy B. Lane

Auditor Fees

The aggregate fees that TJX paid for professional services rendered by PwC for fiscal 2015 and fiscal 2014 were:

In thousands	2015	2014
Audit	$6,588	$5,482
Audit Related	1,017	403
Tax	861	495
All Other	73	227
Total	$8,539	$6,607

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, review of documents filed with the SEC, review of and opinions on the effectiveness of internal control over financial reporting and providing a comfort letter in connection with TJX’s issuance of notes.

•	Audit related fees were for services related to medical claims audits for fiscal 2014, consultations concerning financial accounting and reporting standards and employee benefit plan audits for fiscal 2014 and fiscal 2015, and due diligence assistance for fiscal 2015.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, transfer pricing and requests for rulings and technical advice from tax authorities.

•	All other fees were for services related to training for TJX’s internal audit department and advisory services in our on-going development of TJX’s conflict minerals program in compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee of the Board pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

BENEFICIAL OWNERSHIP

The following table shows, as of April 14, 2015, the number of shares of our common stock beneficially owned by each director, director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

Name	Number of Shares(1)
Zein Abdalla	14,075
José B. Alvarez	38,225
Alan M. Bennett	41,525
Bernard Cammarata(2)	2,682,474
David T. Ching	41,144
Scott Goldenberg	115,474
Ernie Herrman	711,325
Michael F. Hines	49,761
Amy B. Lane	55,778
Michael MacMillan	64,259
Carol Meyrowitz	740,344
John F. O’Brien	110,105
Richard Sherr	145,000
Willow B. Shire	70,374
William H. Swanson	4,464
All Directors and Executive Officers as a Group (17 Persons)(3)	5,124,736

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares. Reflects sole voting and investment power except as indicated in footnotes below.

(1)	Shares listed:

•	Include vested deferred shares (and estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 4,951; Mr. Alvarez 36,262; Mr. Bennett 36,262; Mr. Ching 23,730; Mr. Hines 38,498; Ms. Lane 33,220; Mr. O’Brien 51,133; Ms. Shire 52,747; Mr. Swanson 382 and all directors and executive officers as a group 277,185. Shares include 1,263 estimated deferred shares (and estimated deferred shares for accumulated dividends) that vest within 60 days of April 14, 2015 held by each of Mr. Abdalla, Mr. Alvarez, Mr. Bennett, Mr. Ching, Mr. Hines, Ms. Lane, Mr. O’Brien, Ms. Shire; 382 held by Mr. Swanson and 10,486 held by all directors and executive officers as a group.

•	Include shares of common stock that the following persons had the right to acquire on April 14, 2015 or within 60 days thereafter through the exercise of options: Mr. Goldenberg 16,802; Mr. Herrman 191,325; Ms. Lane 6,500; Mr. MacMillan 8,404; Ms. Meyrowitz 297,298; and all directors and executive officers as a group 565,141.

•	Include performance-based restricted shares that were subject to forfeiture restrictions as of April 14, 2015: Mr. Goldenberg 94,000; Mr. Herrman 520,000; Mr. MacMillan 40,000; Ms. Meyrowitz 250,000; Mr. Sherr 145,000; and all directors and executive officers as a group 1,216,000. Shares listed do not include unvested performance-based deferred stock awards not scheduled to vest within 60 days of April 14, 2015.

(2)	Includes 116,694 shares owned by a charitable foundation of which Mr. Cammarata is a trustee and 416,387 shares held in family trusts of which Mr. Cammarata is a trustee. Does not include 3,216 shares owned by Mr. Cammarata’s spouse as to which Mr. Cammarata disclaims beneficial ownership.

(3)	Includes 16,000 shares owned jointly and over which an executive officer and spouse share voting and dispositive power.

The following table shows, as of April 14, 2015, each person known by us to be the beneficial owner of 5% or more of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
FMR LLC(1) 245 Summer Street Boston, MA 02210	58,061,824	8.4%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	40,793,864	5.9%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	35,732,475	5.2%

(1)	Amounts above based on ownership of FMR LLC at December 31, 2014 as indicated in its Schedule 13G/A filed with the SEC on February 13, 2015, which reflected sole voting power with respect to 4,887,711 of the shares and sole dispositive power with respect to 58,061,824 of the shares.

(2)	Amounts above based on ownership of The Vanguard Group at December 31, 2014 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2015, which reflected sole voting power with respect to 1,196,300 of the shares, sole dispositive power with respect to 39,660,054 shares and shared dispositive power over 1,133,810 shares.

(3)	Amounts above based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2014 as indicated in its Schedule 13G/A filed with the SEC on February 9, 2015, which reflected sole voting with respect to 29,500,938 shares and sole dispositive power with respect to 35,732,475 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the NYSE. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, other than a delay in filing a Form 4 to report transfers of shares for equivalent value to Mr. Cammarata from three family trusts and to report the surrender of shares to TJX for tax withholding upon vesting of Ms. Meyrowitz’s performance-based restricted stock award in March 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section provides details of the compensation for fiscal 2015 for our fiscal 2015 named executive officers: Carol Meyrowitz, Chief Executive Officer; Ernie Herrman, President; Michael MacMillan, Senior Executive Vice President, Group President; Richard Sherr, Senior Executive Vice President, Group President; and Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer.

This section is organized into the following parts:

> Executive Summary: Performance and Program Highlights

> Overview of Process: How Compensation Decisions Are Made

> Compensation Program Elements

> Related Policies and Considerations

> Executive Summary: Performance and Program Highlights

TJX is the leading off-price apparel and home fashions retailer in the United States and worldwide. Our management has led very strong performance at TJX through weak and strong economies. We believe our compensation program is critical to motivating our management to achieve our business goals. We also believe that a key component to our success is maintaining the ability to develop new and existing talent to execute our business model and long-term, global strategy. Our overall compensation philosophy is to create a balanced program to attract and retain top talent, motivate executives to achieve our business objectives, reward performance, and maintain shareholder-friendly pay practices that help align the interest of our Associates and shareholders.

Fiscal 2015 was a successful year for TJX, reflecting our management’s strong execution of our business model.

TJX Market Capitalization FY11 - FY15
Fiscal 2015
$29.1 B Net Sales
16% Total Stockholder Return
$45.2 B Market Cap
176 / 3,395 Net New Stores/Total Stores

We reached $29.1 billion in net sales, 6% more than last year. We added a net of 176 new stores in fiscal 2015, continuing our growth across our geographies. Our total stockholder return was 16% for fiscal 2015 on top of 28% for the year before. Our market capitalization continued to grow, from $40.4 billion in fiscal 2014 to $45.2 billion at the end of fiscal 2015.

Our three- and five-year compound annual growth rate for shareholder return of 26% and 30%, respectively, again exceeded the performance of the general market (S&P 500) and that of our compensation peer group discussed in this proxy statement. In the same periods, our adjusted earnings per share growth of 17% surpassed that of our peer group.

Total Stockholder Return Growth Rates	Adjusted EPS Growth Rates*

Our CEO’s compensation continued to be aligned with our strong performance.

Our plan-based compensation for fiscal 2015 reflects our strong performance.

Annual Cash Incentive Plan 119.62% Payout for above target corporate performance for FY15	Long Term Cash Incentive Plan 125.49% Payout for above target performance for FY13- FY15 cycle	Performance-Based Stock Awards ✓ Performance conditions satisfied for periods ending in FY15

* Notes on Charts:

1. Adjusted earnings per share (EPS) of TJX and several of the peer group members exclude from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods. Peer group average includes only those companies with positive adjusted EPS in the most recent fiscal year or comparable period. Our fiscal 2011 adjusted EPS of $1.75 does not include the negative impact of $0.11 per share from operating losses and closing costs of A.J. Wright stores and $0.01 per share benefit for a reduction for Computer Intrusion related costs from GAAP EPS of $1.65. Our fiscal 2012 adjusted EPS of $1.99 excludes the negative impact of $0.06 per share from the A.J. Wright consolidation from GAAP EPS of $1.93. Our fiscal 2013 adjusted EPS of $2.47 excludes an estimated $0.08 per share benefit from the 53rd week from GAAP EPS of $2.55. Our fiscal 2014 adjusted EPS of $2.83 excludes an $0.11 per share tax benefit from GAAP EPS of $2.94. Our fiscal 2015 adjusted EPS of $3.16 excludes the impact of a second quarter debt extinguishment charge of $.01 per share from GAAP EPS of $3.15.

2. In the CEO Pay for Performance chart, Total Compensation for our CEO for each fiscal year consists of base salary, annual and long-term cash incentives (MIP and LRPIP) with performance periods ending in that fiscal year, stock options valued at grant date and performance-based stock awards valued at grant date and allocated to the year of the related performance and service (see Reporting of Performance-Based Stock Awards, below). Reconciliations of adjusted EPS are included in the note above. Information reflected in this chart differs from, and is not a substitute for, the information presented in the Summary Compensation Table on page 30 of this proxy statement.

3. In the Fiscal 2015 Compensation Elements chart on page 18, Other NEO Average includes all named executive officers other than the CEO. Target compensation for both the CEO and other NEOs consists of annual salary, target cash incentive awards with performance periods ending in fiscal 2015 (fiscal 2015 MIP and fiscal 2013-2015 LRPIP), performance-based stock awards with performance periods ending in fiscal 2015 (valued at grant date fair value) and fiscal 2015 option awards (valued at grant date fair value).

TJX Compensation Program Highlights

Our compensation program emphasizes variable, performance-based compensation. These elements constituted a significant portion of target compensation for our named executive officers in fiscal 2015, as shown below.

Fiscal 2015 Compensation Elements*

*See Notes on Charts on page 17 for more information.

Key Principles

•	Our program is designed to be balanced, transparent and aligned with our core business goals.

•	Our program is heavily weighted to at-risk incentive compensation with payout based on performance.

•	We seek to maintain shareholder-friendly pay practices and to align the interest of our Associates and shareholders.

Key Program Elements and Objectives

The table below describes the key elements of our compensation program for our named executive officers. In addition to the more specific objectives summarized below, all elements of our program are intended to help us attract and retain talented individuals.

Element	Objectives	Balance

Salary	• Provide a base level of compensation that reflects individual responsibilities. • Recognize individual performance and achievement.	Fixed	Shorter- term	Cash

Annual Cash Incentives (MIP)

•      Incentivize performance to reach or exceed our short-term, annual financial objectives, primarily within each business division. Encourage engagement and teamwork within division.

•      Reward achievement of financial goals for the current fiscal year, on a divisional or company-wide basis.

		Variable	Shorter- term	Cash

Long-Term Cash Incentives (LRPIP)

•      Incentivize performance to reach or exceed our longer term financial objectives across the Company. Foster teamwork across divisions.

•      Reward company-wide achievement of multi-year financial goals (typically over three fiscal years).

•      Provide longer-term retention incentives.

		Variable	Longer- term	Cash

Equity Incentives (Options and Performance-Based Stock Awards)	• Reward corporate performance reflected in stock performance. • Provide longer-term retention incentives.	Variable	Longer- term	Equity

In addition, we provide health and welfare, deferred compensation and retirement benefits, as well as limited perquisites, to further support our competitive position and promote retention. We also provide relocation-related benefits, including tax equalization, to facilitate deployment of our Associates in global service.

What We Do

Pay for Performance	✓	Our short- and long-term cash incentive compensation is tied directly to achievement of objective, Board-approved performance metrics based on core business goals.

Award Limits	✓	Incentive plan payouts for our named executive officers can be decreased but not increased and are subject to limits on maximum payout.

Performance-Based Awards	✓	All of our stock awards for named executive officers have performance-based vesting conditions; none are solely time-based.

Stock Ownership Guidelines	✓	We have stock ownership guidelines of 5x base salary for our CEO, 3x base salary for other executive officers and 5x annual retainer for non-employee directors.

Clawback Policy	✓	We have a policy for recovery of incentive compensation that applies to all executive officers.

Independent Compensation Consultant	✓	Our Executive Compensation Committee (ECC) directly engages an independent compensation consultant. The ECC’s consultant does not provide other services to management.

Annual Compensation Risk Assessment	✓	We conduct a risk assessment of our compensation programs on an annual basis.

Annual Say-on-Pay	✓	Our Board elected to have our executive compensation program considered by shareholders annually through our say-on-pay vote (see Proposal 3). We have received more than 97% approval each year we have presented it to our shareholders.

What We Don’t Do

Golden Parachute Tax Gross-ups	×	We do not provide change of control excise tax gross-ups.

Single-Trigger Severance following Change of Control	×	Severance benefits are payable to our named executive officers following a change of control only upon involuntary termination of employment or termination by the executive for “good reason.”

Hedging or Pledging of Company Stock	×	Our policies prohibit our executives from hedging or pledging TJX securities.

Pay Dividends on Unearned Awards	×	Dividends or dividend equivalent payments on performance-based stock awards to our executive officers are deferred until the underlying award vests.

Repricing or Exchange of Underwater Stock Options	×

Our Stock Incentive Plan (SIP) prohibits any amendment providing for the payment or provision of other consideration on termination or cancellation of any underwater stock option without stockholder approval.

Stockholder Response

Our stockholders have shown strong approval of our executive compensation program. Holders of more than 97% of the shares voting on the proposal have approved our advisory “say-on-pay” proposal each year since 2011 when we first asked stockholders to vote on an advisory say-on-pay proposal. The ECC believes that these results reflect our stockholders’ support for our approach to executive compensation, including the focus on incentive components linked to our performance, and has been mindful of this stockholder support when acting on compensation matters.

> Overview of Process: How Compensation Decisions Are Made

The ECC, an independent committee of our Board of Directors, is responsible for compensation design and for approving compensation for our executive officers. The ECC has used the same principle of compensation design for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives that focus on execution and reward achievement of our core business goals. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the ECC considers various quantitative and qualitative factors, such as company and divisional performance, individual executive performance and responsibilities, market data and peer practices, its experience with existing compensation programs, results of our advisory votes on executive compensation, the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)), recruitment, retention and succession planning, contractual obligations, promotions, organizational changes, relocations and transitional roles.

The ECC has an annual cycle of executive compensation actions and also acts to address any special actions in connection with management changes; employment agreements; retirement plans, deferred compensation and other benefits; and other ECC charter responsibilities. The ECC typically reviews and approves elements of compensation for our named executive officers on the annual schedule below:

By the beginning of the fiscal year	• Review and approve peer group for new fiscal year

By the end of the first fiscal quarter	• Establish award opportunities and goals for new MIP and LRPIP performance periods • Grant performance-based stock awards • Approve salary adjustments

In September	• Grant stock options

After the fiscal year end	• Certify performance results for completed performance cycles (for MIP, LRPIP and performance-based stock awards)

As discussed further below, the ECC consults with and reviews data from an independent compensation consultant to assess the overall competitiveness of our executives’ individual compensation and our compensation program overall and to determine appropriate levels and mix of individual compensation components.

Role of Executives

Our executive officers play a limited role in determining executive compensation. Our CEO provides an annual self-assessment to the Corporate Governance Committee and makes recommendations to the ECC regarding compensation of our other named executive officers. These recommendations are based on annual performance reviews completed by the executive to whom each named executive officer directly reports. The ECC also receives a performance evaluation of our CEO, including her achievement of performance objectives set by the Corporate Governance Committee, which does not make compensation recommendations. The ECC considers these performance reviews and recommendations, among other factors, in establishing base salaries, cash incentive opportunities and equity grants for our executive officers. More generally, executive officers participate in our strategic planning process and recommend to the Board for its review and approval the annual and multi-year business plans for TJX and its divisions. These Board-approved plans are the basis for the short- and long-term incentive performance targets and the stock award performance criteria, which are approved by the ECC. The ECC regularly meets in executive session (without our management directors present) and invites executive officers to attend other portions of its meetings.

Compensation Consultants

The ECC has the authority, without Board or management approval, to retain and terminate compensation consultants and advisors and to determine their fees and terms of engagement. The ECC engaged Pearl Meyer & Partners, LLC, or PM&P, to serve as the independent compensation consultant to the ECC for fiscal 2015. PM&P provided industry, peer and market data and advised the ECC on a variety of matters, including the design and competitive positioning of key compensation elements (base salary, annual bonus and long-term cash and equity incentives) for our named executive officers and other senior management, the establishment and evaluation of a compensation peer group, employment agreement terms, aggregate equity usage and program review, practices and updates on trends and regulatory developments. The ECC uses this information to determine the design, overall level and appropriate mix of fixed and variable compensation, appropriate plan metrics, short-term and long-term incentive opportunities and cash and equity-based opportunities and to determine individual compensation components, including benefits and perquisites. PM&P did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee with respect to compensation of directors. PM&P reported directly to the ECC, which determined the scope of PM&P’s engagement and its fees.

The ECC regularly reviews the services provided to the ECC by outside consultants and believes that PM&P is independent in providing executive compensation consulting services. During fiscal 2015, the ECC reviewed its existing relationship with PM&P, including potential conflicts of interest, and determined that PM&P’s work for the ECC did not raise any conflicts of interest and that PM&P continued to be an independent advisor to the ECC.

During fiscal 2015, our management engaged The Hay Group as a compensation consultant to review our broader-based equity and cash incentive programs for eligible Associates, including our named executive officers. The Hay Group conducted its analysis of the broader programs based on interviews with management and ECC members and peer and market data. After the ECC considered factors relevant to the independence of The Hay Group and determined that its work did not raise any conflict of interest, The Hay Group presented its findings to the ECC as a supplement to the analysis and advice from PM&P.

Peer Group

As described above, the ECC uses a peer group to provide context for its compensation decision-making for our named executive officers. The ECC regularly assesses this peer group and considers revisions. Before the start of fiscal 2015, advised by PM&P, the ECC reviewed the composition of its peer group to be considered in establishing and evaluating fiscal 2015 compensation for our named executive officers and determined that the following group of 19 large, publicly traded consumer-oriented companies would be appropriate:

Fiscal 2015 Peer Group

Amazon.com, Inc.	Kimberly-Clark Corporation	Ross Stores, Inc.
Bed Bath & Beyond Inc.	Kohl’s Corporation	Staples, Inc.
Best Buy Co., Inc.	L Brands, Inc.	Starbucks Corporation
eBay, Inc.	Lowe’s Companies, Inc.	Target Corporation
The Gap, Inc.	Macy’s, Inc.	Walgreen Co.
Home Depot, Inc.	Nike, Inc.	YUM! Brands, Inc.
Nordstrom, Inc.

The ECC determined that the above group was an appropriate peer group for TJX for fiscal 2015 based on criteria that included the following:

•	industry similarity, targeting retail companies and also considering consumer product companies that met complexity criteria;

•	revenues ranging from approximately one-third to three times our annual revenue (generally between approximately $9 billion and $80 billion at the time of the analysis);

•	market capitalization ranging from approximately one-fourth to four times our market capitalization (generally between approximately $10 billion and $160 billion at the time of the analysis);

•	comparability of business model, including levels of operational complexity such as geographic span, global operations, brand and/or product line diversity, e-commerce strategy, business segments and other strategic and operational factors that contribute to business complexity; and

•	considerations of financial performance metrics, including operating and market performance.

The ECC considered all of these criteria and constructed the fiscal 2015 peer group to reflect a level of business complexity and performance more similar to TJX’s (which resulted in removing J.C. Penney and adding eBay, Inc. and Walgreens as compared to the fiscal 2014 peer group).

Although the ECC uses peer group data to provide context for its own determinations, it does not target compensation or any element of compensation for our named executive officers by reference to any specified level at the peer group.

> Compensation Program Elements

Compensation for our named executive officers includes base salary, incentive compensation (both cash and equity) and other benefits, each of which is described further below. Rather than applying a set formula, the ECC evaluates and balances the overall mix of compensation elements.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year that is intended to provide competitive, fixed compensation to attract and retain the executive at a level commensurate with his or her responsibilities, performance, experience and value in the marketplace. Base salaries are typically reviewed on an annual basis and may be reviewed in connection with new employment agreements, new positions, or other significant changes in responsibilities. Base salaries at the end of fiscal 2015 are listed below.

Base Salaries at Fiscal 2015 Year End
Carol Meyrowitz	$1,575,000
Ernie Herrman	$1,340,000
Michael MacMillan	$970,000
Richard Sherr	$820,000
Scott Goldenberg	$675,000

The ECC approved base salaries for fiscal 2015 based on various factors, including assessment of individual performance and responsibilities, our fiscal 2014 performance, contractual obligations and overall competitiveness. The ECC approved salary increases for each of our named executive officers as part of our annual individual performance and salary review process described above.

Cash Incentives

A portion of each named executive officer’s compensation consists of cash incentives granted under our Management Incentive Plan (MIP) and Long Range Performance Incentive Plan (LRPIP). Awards under these plans require achievement, at levels specified by the ECC, of performance goals based on performance measures approved by our stockholders. Performance results for both MIP and LRPIP must be certified by the ECC, which has the authority to reduce but not increase the awards to our named executive officers. All MIP and LRPIP awards are subject to a maximum individual payout limit under plan terms (no more than $5.5125 million for fiscal 2015 MIP and no more than $5 million for the fiscal 2013-2015 LRPIP cycle). Our cash incentives granted to our named executive officers during fiscal 2015 were intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

Annual Cash Incentives (MIP). The short-term cash incentive awards made under our MIP are designed to motivate our named executive officers and other key Associates to achieve or exceed a performance target pre-established by the ECC for the fiscal year. Each individual MIP award has a target award opportunity, expressed as a percentage of base salary earned during the fiscal year, tied to fiscal year goals for one or more of the divisions (divisional goals) or a combination of our four major divisions (corporate goals). The goals and target opportunities for our named executive officers for fiscal 2015 are shown below.

Fiscal 2015 MIP: Target Opportunities and Goals

Name	% of Salary	$ Target	Goals
Carol Meyrowitz	150%	$2,362,503	Corporate
Ernie Herrman	100%	$1,327,693	Corporate
Michael MacMillan	55%	$529,270	75% TJX Europe; 25% Corporate
Richard Sherr	55%	$446,770	75% Marmaxx; 25% Corporate
Scott Goldenberg	55%	$364,905	Corporate

For each fiscal year, the ECC pre-establishes the divisional and corporate performance targets, the amounts payable at different levels of performance, specified rates for converting foreign income (to remove the intra-year impact of changes in currency exchange rates) and automatic adjustments to reflect certain contingent (but objectively determinable) events that may affect performance. For fiscal 2015, the MIP performance targets were set at specified levels of pre-tax income for each division (or, for corporate awards, a specified level of consolidated pre-tax income for the Marmaxx, HomeGoods, TJX Europe and TJX Canada divisions), adjusted to exclude in each case capitalized inventory costs, interest income and expense, and U.S. e-commerce and to reflect the pre-established exchange rates. As annual pre-tax income is a profitability measure, it reflects other metrics, such as revenue and operating expenses, and is used across our company to plan, manage and evaluate our business. The ECC continued to view adjusted annual pre-tax income as an appropriate metric to motivate and reward year-over-year performance across the company, particularly for our management. In setting these goals, the ECC believed that the various targets were challenging but reasonably achievable and that the payout formulas reflected an appropriate pay-for-performance sensitivity based on the maturity and expected growth of each division. The ECC also established a maximum payout percentage of 200%.

The fiscal 2015 MIP performance levels and corresponding payout percentages are shown below, including the thresholds (the level of performance at or below which no payout would be made) and maximums (the level at or above which the award payout would be the maximum under the award terms). After the end of the fiscal year, our performance is measured against the pre-established performance targets and MIP performance results are certified by the ECC. Participants are eligible to receive their target award if MIP performance equals the target performance. The payout formulas pre-established by the ECC determine payout percentages for performance above or below target.

Fiscal 2015 MIP Performance Goals						Fiscal 2015 MIP Performance Results
(in 000s)						(in 000s)
	Threshold (Payout % = 0%)		Target (Payout % = 100%)	Maximum (Payout % = 200%)		MIP Performance		Payout %
		(% of Target)			(% of Target)		(% of Target)
Corporate	$3,397,173	87.5%	$3,882,456	$4,270,682	110.0%	$3,958,610	101.96%	119.62%
TJX Europe	£169,271	80.0%	£211,586	£241,811	114.3%	£202,930	95.90%	79.55%
Marmaxx	$2,434,048	88.9%	$2,738,287	$2,966,466	108.3%	$2,760,805	100.82%	109.87%

The payout of each individual MIP award was determined by applying the applicable payout percentage to the individual’s target opportunity. Based on the performance results for fiscal 2015, the named executive officers with corporate MIP goals earned awards equal to 119.62% of their target award opportunities. Mr. MacMillan earned an award equal to 89.57% of his target award opportunity (79.55% payout for 75% of his award based on TJX Europe plus 119.62% payout for 25% of his award based on corporate results). Mr. Sherr earned an award equal to 112.30% of his target award opportunity (109.87% payout for 75% of his award based on Marmaxx plus 119.62% for 25% of his award based on corporate). The actual MIP award earned by each named executive officer for fiscal 2015 is included in the Non-Equity Incentive Plan column of the Summary Compensation Table.

Long-Term Cash Incentives (LRPIP). The long-term cash incentive awards made under our LRPIP are based on cumulative divisional performance targets for a multi-year period. The program is designed to motivate our named executive officers and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork across the company and promote retention. As LRPIP awards have overlapping multi-year cycles, in each fiscal year we complete a cycle, continue our performance under an ongoing cycle and grant awards for a new cycle.

Completion of LRPIP Cycle. LRPIP awards for the fiscal 2013-2015 cycle were granted in fiscal 2013, with individual target opportunities and company-wide performance goals. Our named executive officers’ target award opportunities for this cycle were pre-established by the ECC as follows:

Fiscal 2013-2015 LRPIP: Target Opportunities

Name	Target
Carol Meyrowitz	$1,400,000
Ernie Herrman	$1,100,000
Michael MacMillan	$700,000
Richard Sherr	$400,000
Scott Goldenberg	$300,000

The ECC pre-established the LRPIP performance goals, including multi-year performance targets and weightings for each division, amounts payable at different levels of performance, specified rates for converting foreign income (to remove the intra-cycle impact of currency exchange rates) and automatic adjustments to reflect certain contingent (but objectively determinable) events that may affect performance. For fiscal 2013-2015 cycle, the LRPIP target (shown in column A in the table below) was based on pre-tax income targets for our four major divisions for the three-year period, adjusted to exclude capitalized inventory costs, interest income and expense and U.S. e-commerce and to reflect the pre-established exchange rates. Adjusted pre-tax income over a multi-year period was considered by the ECC to be an appropriate metric to use as a basis for plan targets to motivate and reward long-term performance, as it is a core business metric used across our company to plan long-term growth, manage our divisions and evaluate our long-term performance. The ECC also established divisional weightings (shown in column B in the table below), designed to maintain focus at the smaller divisions, and a maximum LRPIP payout percentage of 150%, with each division contributing between 0% and 150% toward the final payout for performance ranging from 33% to 133% of the divisional performance target. In setting these levels, the ECC believed that the targets were challenging but reasonably achievable and that using the weighted combination of performance of our main divisions helps to promote our team-based approach to achieving our goals.

After the end of fiscal 2015, divisional performance for the three-year cycle (shown in column C in the table below) was measured against each divisional target and the LRPIP performance results were certified by the ECC. Participants are eligible to receive their target award if the LRPIP performance target at each division is met and the payout formulas pre-established by the ECC determine payout percentages for divisional performance above or below target. The resulting payout percentages (shown in column D in the table below) are then weighted according to the pre-established divisional weightings (column B) and added together to determine the overall LRPIP award payout percentage.

Fiscal 2013-2015 LRPIP Performance Goals				Fiscal 2013-2015 LRPIP Performance Results
	Cumulative 3-Year Performance Target (in 000s)		Divisional Weightings	Cumulative 3-Year LRPIP Performance (in 000s)		Unweighted Contribution to Award Payout %	Weighted Contribution to Award Payout %
	(A)		(B)	(C)		(D)	(D x B)
Marmaxx		$6,947,870	68.5%		$7,896,454	120.48%	82.53%
HomeGoods		$863,164	10.5%		$1,170,626	150.00%	15.75%
TJX Europe		£362,328	10.5%		£516,489	150.00%	15.75%
TJX Canada	C$	1,173,756	10.5%	C$	1,245,458	109.17%	11.46%

			100%			Total Payout	125.49%

The payout of each LRPIP award is determined by applying the overall payout percentage to the individual’s target opportunity for that cycle. The actual LRPIP amounts earned by the named executive officers for the fiscal 2013-2015 LRPIP awards are included in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

New LRPIP Cycle. During fiscal 2015, the ECC established the following LRPIP dollar target award opportunities and performance goals for the fiscal 2015-2017 cycle for our named executive officers: Ms. Meyrowitz, $1,575,000; Mr. Herrman, $1,100,000; Mr. MacMillan, $700,000; Mr. Sherr, $500,000; and Mr. Goldenberg, $500,000. The ECC also established LRPIP performance targets for each division for the new cycle, divisional weightings, and a maximum LRPIP payout percentage of 200% for the fiscal 2015-2017 cycle, with each division contributing toward the final payout without a divisional threshold or maximum to reflect aggregate company results. Assuming that each division performs at the same level against its target performance, the minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target. Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets for fiscal 2015 and future periods (fiscal 2016 and fiscal 2017), once the performance cycle is complete.

Equity Incentives

Equity awards are made under the SIP, generally in the form of stock options and performance-based stock awards. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus linking the interests of our executive officers with those of our stockholders. Performance-based stock awards include vesting conditions requiring achievement of pre-established performance criteria, linked to TJX’s financial performance. Both stock options and performance-based stock awards also have service-based vesting conditions that provide important retention incentives. Our equity incentives granted to our named executive officers during fiscal 2015 were intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

Stock Option Grants. The ECC determined the number of stock options granted to our named executive officers in September 2014 by setting a fixed dollar value for each named executive officer and dividing this value by the stock price on the grant date. The fixed dollar value for named executive officers is a function of internal compensation levels and historical practices and is reviewed by the ECC for overall market competitiveness. All option awards were granted with an exercise price equal to the closing stock price on the NYSE on the date of grant.

Performance Based Stock Awards.

Vesting of Performance-Based Stock Awards. Each named executive officer held performance-based stock awards with performance-based vesting criteria that were satisfied based on fiscal 2015 MIP performance or fiscal 2013-2015 LRPIP performance, as follows:

Equity Grant Practices

•      All of our equity awards are made under our shareholder-approved Stock Incentive Plan (SIP).

•      The exercise price of each stock option grant is the closing stock price on the NYSE on the grant date.

•      The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information.

•      Virtually all of our equity awards are granted at regularly scheduled ECC meetings held at approximately the same times each year and scheduled in advance.

•	The MIP-based award held by Ms. Meyrowitz fully vested upon ECC certification of achievement of a fiscal 2015 payout of 119.62% of the corporate MIP target awards (as described under Annual Cash

Incentives (MIP), above). The performance condition for full vesting was achievement of a payout of not less than 67% of the corporate MIP target payout, which required us to achieve 96% of the targeted performance reflected in the fiscal 2015 plan.

•	LRPIP-based awards held by our other named executive officers contained performance-based vesting conditions that were satisfied upon ECC certification of achievement of a payout of 125.49% of the fiscal 2013-2015 LRPIP target awards (as described under Completion of LRPIP Cycle, above). The performance condition for full vesting of these awards was achievement of a payout of not less than 67% of the fiscal 2013-2015 LRPIP target payout, which, reflecting the weighting of the divisions and assuming that each division performed at the same level against its target performance, required us to achieve 78% of the targeted cumulative performance reflected in that plan. These awards remained subject to service-based vesting conditions after fiscal 2015 year end, as described in footnote 3 to the Outstanding Equity Awards table.

Grants of New Performance-Based Stock Awards. The ECC awarded new performance-based stock awards in fiscal 2015 to our named executive officers based on factors including the executive’s responsibilities, the potential value of each grant and the overall competitiveness and mix of executive compensation. Ms. Meyrowitz’s performance-based stock award was granted at the end of fiscal 2015 in connection with her entering into a new employment agreement as described below and includes vesting conditions requiring satisfaction of MIP-based performance goals and service requirements for fiscal 2016. The other named executive officers received fiscal 2015-2017 LRPIP-based stock awards.

These awards are reflected in the compensation tables below. Full vesting of these awards is subject to satisfaction of performance-based conditions requiring achievement of a payout of not less than 67% of the target corporate MIP or LRPIP payout for the performance period, which will require us to achieve 96% of targeted performance under MIP (for the fiscal 2016 MIP-based award) or 87% of targeted cumulative performance under LRPIP (for fiscal 2015-2017 LRPIP-based awards), taking into account divisional weightings and assuming that each division performs at the same level against its target performance. Performance resulting in a payout below this target level reduces the number of shares that would otherwise vest, pro rata, with no shares vesting if no payout is achieved. Vesting of these awards is also subject to satisfaction of service requirements specified in the awards. The ECC believes that, in addition to linking individual compensation to our target performance, these awards perform an important retention function.

Reporting of Performance-Based Stock Awards

Our performance-based stock awards include vesting conditions requiring satisfaction of performance and service requirements pre-established by the ECC. Under SEC rules, these awards are reported in the proxy statement in the year of grant, as determined for accounting purposes under ASC Topic 718. As a result, the equity compensation of our named executive officers shown in the Summary Compensation Table and in the Grants of Plan-Based Awards table as granted for a particular year sometimes reflects awards intended by the ECC to compensate the executives for service and performance in other years. See footnote 3 to the Outstanding Equity Awards table for further detail on the vesting terms for stock awards held by our named executive officers.

Other Compensation Components

Retirement Benefits. All of our named executive officers are eligible to participate in our 401(k) plan and also participate in a broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. These programs are discussed under Pension Benefits, below.

Deferred Compensation. Our named executive officers can defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention. Participants in the ESP, other than those eligible for our primary SERP benefit, receive an employer match based in part on our performance under MIP. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg received this match for fiscal 2015. Amounts deferred under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Mr. MacMillan also has amounts previously saved under our Canadian Executive Savings Plan (CESP). Our deferred compensation plans for named executive officers are discussed with the compensation tables below under Nonqualified Deferred Compensation Plans.

Relocation and Expatriate-Related Expenses. As part of our global mobility program, our policies provide that executive officers and other eligible Associates who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate Associates for higher costs associated with living and working outside the Associates’ home countries, with the goal that Associates are not financially advantaged or disadvantaged as a result of their international assignment and related taxes. During fiscal 2015, Mr. MacMillan continued his leadership of our European division as Senior Executive Vice President, Group President, after relocating from the U.S. to the U.K. in fiscal 2013, and was eligible for expatriate benefits under this program. These expenses are detailed in footnote 5 to the Summary Compensation Table.

Perquisites. We provide limited perquisites and other personal benefits to our named executive officers. These benefits, which are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table, consist generally of automobile allowances, financial and tax planning services and payment of insurance premiums. None of these perquisites is grossed up for taxes.

> Related Policies and Considerations

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all of our executive officers. Our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation. Our President, Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, the ownership guidelines are reduced by fifty percent. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. Our policies also prohibit our executive officers from engaging in hedging transactions with respect to TJX stock. As of April 14, 2015, each of our executive officers was in compliance with our stock ownership guidelines and policies.

Employment Agreements. The ECC has reviewed and approved, after consultation with its independent compensation consultant, individual employment agreements for our named executive officers that set their terms of employment, including compensation, benefits and termination and change of control provisions discussed below under Severance and Change of Control Provisions. We believe that these employment agreements help retain our executives and support our succession planning process. The ECC takes the terms of these agreements into account when approving compensation for our named executive officers, including the performance-based stock award granted to Ms. Meyrowitz in connection with her entering into a new employment agreement during fiscal 2015.

In January 2014, we entered into a new employment agreement with Mr. MacMillan, which became effective at the beginning of fiscal 2015 and, unless terminated earlier in accordance with its terms, continues until January 28, 2017. In January 2015, we entered into new employment agreements, effective at the beginning of fiscal 2016, with Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr. The agreements replace the existing two-year agreement with Ms. Meyrowitz and the existing three-year agreements with Mr. Goldenberg and Mr. Sherr, and, unless terminated earlier in accordance with their terms, will continue until January 28, 2017 in the case of Ms. Meyrowitz and until February 3, 2018 in the case of Mr. Goldenberg and Mr. Sherr.

The agreements with our named executive officers establish a minimum level of base salary and provide for participation in the SIP, MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans. Consistent with her prior agreements, the agreement with Ms. Meyrowitz reflects the understanding that she has delegated and is expected to continue to delegate certain day-to-day responsibilities while retaining responsibility for all executive functions associated with her duties and responsibilities as CEO of TJX. Ms. Meyrowitz’s agreement also provides for minimum MIP and LRPIP target award levels during the term of the agreement as well as limited perquisites and specified interest rate assumptions for determining her SERP benefit. Mr. MacMillan’s agreement includes expatriate-related benefits and other provisions related to his assignment with TJX Europe.

Severance and Change of Control Provisions. We provide severance terms to our executive officers, including in connection with a change of control, in our employment agreements and plans. In connection with these terms, each named executive officer has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our shareholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations. These provisions are described under Potential Payments upon Termination or Change of Control.

Clawback Policy. We have a clawback policy that, in the event of a material restatement of financial results, allows the Board, based on available remedies, to seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

Annual Compensation Risk Assessment. As discussed in Compensation Program Risk Assessment, above, we consider our compensation policies and practices, including our executive officers’ compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated and managed. In fiscal 2015, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

Tax and Accounting Considerations. We generally structure incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. Further, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Executive Compensation Committee

Alan M. Bennett, Chair

José B. Alvarez

John F. O’Brien

Willow B. Shire

William H. Swanson*

* Mr. Swanson joined the ECC in February 2015.

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2015 (collectively, our named executive officers):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Carol Meyrowitz(6)	2015	$1,575,002	–	$16,485,000	$636,000	$4,582,886	$5,369,489	$ 44,014	$ 28,692,391
Chief Executive Officer	2014	1,475,001	–	13,898,400	680,528	4,623,832	1,793,231	43,041	22,514,033
	2013	1,426,924	–	10,872,000	654,630	6,050,370	2,716,326	48,550	21,768,800
Ernie Herrman(7)	2015	1,327,693	–	7,954,700	530,760	2,968,577	963,397	361,869	14,106,996
President	2014	1,260,002	–	6,158,100	567,934	2,876,223	286,123	356,994	11,505,376
	2013	1,205,770	–	7,312,350	546,279	2,999,808	416,056	340,672	12,820,935
Michael MacMillan(8)	2015	962,308	–	2,447,600	287,520	1,352,483	470,719	1,980,244	7,500,874
SEVP, Group President	2014	912,310	–	1,894,800	307,586	1,216,798	225,462	1,968,434	6,525,390
	2013	886,732	–	1,594,800	295,961	1,416,231	236,223	3,287,710	7,717,657
Richard Sherr	2015	812,309	–	2,141,650	331,680	1,003,716	514,560	237,658	5,041,573
SEVP, Group President	2014	762,308	–	1,421,100	307,586	926,275	157,923	232,728	3,807,920
	2013	733,849	–	1,196,100	295,961	1,099,700	263,712	220,858	3,810,180
Scott Goldenberg	2015	663,463	–	1,835,700	287,520	812,969	371,148	178,764	4,149,564
SEVP, Chief Financial Officer	2014	592,310	–	947,400	236,729	563,098	131,796	84,193	2,555,526
	2013	560,578	–	558,180	159,340	612,198	172,147	80,723	2,143,166

(1)	Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Fiscal 2013 was a 53-week year.

(2)	Reflects the aggregate grant date fair value of stock and option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2015.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2015, MIP amounts were: Ms. Meyrowitz, $2,826,026; Mr. Herrman, $1,588,187; Mr. MacMillan, $474,053; Mr. Sherr, $501,756 and Mr. Goldenberg, $436,499. For the LRPIP cycle for fiscal 2013-2015, the amounts were: Ms. Meyrowitz, $1,756,860; Mr. Herrman, $1,380,390; Mr. MacMillan, $878,430; Mr. Sherr, $501,960 and Mr. Goldenberg, $376,470. Amounts earned were paid in 2015 following the ECC’s certification of performance results.

(4)

Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. For fiscal 2015, the change in our named executive officers’ pension values over fiscal 2014 was primarily driven by lower interest rate assumptions (due to the low interest rate environment at the end of fiscal 2015) and new mortality assumptions (in light of new mortality tables issued by the Society of Actuaries). In particular, approximately 61% of the fiscal 2015 change in pension value for Ms. Meyrowitz was due to these changes in interest rate and mortality assumptions. Refer to Pension Benefits, below, for more information. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2015. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Automobile Benefit	Reimbursement for Financial Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Expatriate- Related Expenses(c)	Tax Equalization(c)	Total All Other Compensation
Carol Meyrowitz	$35,904	$3,585	$3,484	$1,041	–	–	$44,014
Ernie Herrman	35,904	1,500	323,424	1,041	–	–	361,869
Michael MacMillan	35,578	–	235,501	1,041	$1,010,739	$697,385	1,980,244
Richard Sherr	35,904	1,500	199,213	1,041	–	–	237,658
Scott Goldenberg	35,904	1,500	140,319	1,041	–	–	178,764

(a)	Reflects matching contributions under our 401(k) plan as well as, for Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg, matching credits under our ESP.

(b)	Reflects company-paid amounts under our management life insurance program or, for Mr. Herrman, payment in lieu of participation in that program.

(c)	Reflects expenses pursuant to our global mobility program in connection with Mr. MacMillan’s assignment with TJX Europe during fiscal 2015 after his relocation from the U.S. to the U.K. during fiscal 2013. Amounts listed under Expatriate-Related Expenses include a U.K. housing allowance ($395,858), a goods and services allowance, and administrative and living expenses, as well as tax reimbursement in connection with such benefits ($497,663). Mr. MacMillan was also eligible for expatriate coverage under our medical plans, but was not eligible for payments for any loss on the sale of his home. Amounts listed under Tax Equalization reflect estimated net amounts payable under our tax equalization policy arising from additional taxes payable in respect of Mr. MacMillan’s compensation as a result of his relocation to the U.K. and prior relocation from Canada. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

(6)	Ms. Meyrowitz’s stock awards and total compensation reported above include the grant date value of the following awards: for fiscal 2015, 250,000 shares of a fiscal 2016 MIP-based stock award; for fiscal 2014, 240,000 shares of a fiscal 2015 MIP-based stock award, including the value of accrued dividends from the date the ECC awarded the shares to the grant date for accounting purposes; and for fiscal 2013, 240,000 shares of a fiscal 2014 MIP-based stock award. These stock awards contained service and performance conditions for the related fiscal year and were intended by the ECC as compensation for that fiscal year. Under SEC rules these stock award values are reported in the Summary Compensation Table by grant date as determined for accounting purposes. Refer to the CEO Pay for Performance chart on page 17 of Compensation Discussion and Analysis, above, to see the grant date value of stock awards attributed to the fiscal year of the respective service and performance conditions.

(7)	Mr. Herrman’s stock awards and total compensation reported above include the grant date value of the following awards: for fiscal 2015, 130,000 shares of a fiscal 2015-2017 LRPIP-based stock award; for fiscal 2014, 130,000 shares of a fiscal 2014-2016 LRPIP-based stock award; for fiscal 2013, 130,000 shares of a fiscal 2013-2015 LRPIP-based stock award, plus a fiscal 2013 MIP-based stock award and a fiscal 2014 MIP-based stock award of 25,000 shares each.

(8)	Amounts received by Mr. MacMillan that were paid in U.K. pounds sterling were converted to U.S. Dollars at the average annual exchange rate of $1.6364 per pound for fiscal 2015; $1.5693 per pound for fiscal 2014; and $1.5888 per pound for fiscal 2013. Amounts received by Mr. MacMillan that were paid in Canadian dollars were converted to U.S. Dollars at the average annual exchange rate of $0.9628 per Canadian dollar for fiscal 2014.

Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP and received cash incentives and equity incentives only pursuant to these plans during fiscal 2015. Ms. Meyrowitz’s agreement provides for target award opportunities during the term of the agreement of at least 150% of her base salary for MIP and at least 100% of her base salary for LRPIP, payment of reasonable fees of her legal and financial advisors incurred in negotiating her agreement and an automobile allowance commensurate with her position. In connection with entering into her new employment agreement, on January 30, 2015 Ms. Meyrowitz received 250,000 shares of performance-based restricted stock with service and performance conditions relating to fiscal 2016. Mr. MacMillan’s agreement provides for specified vacation/holiday benefits and benefits under our global mobility policies in connection with his assignment with TJX Europe. Mr. MacMillan also remains entitled to benefits in connection with his prior relocation to the U.S. from TJX Canada, including service credit for vesting purposes, supplemental amounts under our ESP, and applicable tax equalization benefits.

In fiscal 2015, all of our named executive officers participated in our alternative SERP benefit except Ms. Meyrowitz, who participated in our primary SERP benefit. All of our named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. All of our named executive officers except Ms. Meyrowitz received matching credits under the ESP during fiscal 2015. Our named executive officers were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2015

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2015 to our named executive officers:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards($)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Carol Meyrowitz
MIP(4)		–	$2,362,503	$4,725,006
LRPIP(5)		–	1,575,000	3,150,000
Stock Options	9/10/2014								53,000	$59.70	$636,000
Stock Awards(6)	1/30/2015				–	250,000	–				16,485,000
Ernie Herrman
MIP(4)		–	1,327,693	2,655,387
LRPIP(5)		–	1,100,000	2,200,000
Stock Options	9/10/2014								44,230	59.70	530,760
Stock Awards(6)	4/01/2014				–	130,000	–				7,954,700
Michael MacMillan
MIP(4)		–	529,270	1,058,539
LRPIP(5)		–	700,000	1,400,000
Stock Options	9/10/2014								23,960	59.70	287,520
Stock Awards(6)	4/01/2014				–	40,000	–				2,447,600
Richard Sherr
MIP(4)		–	446,770	893,539
LRPIP(5)		–	500,000	1,000,000
Stock Options	9/10/2014								27,640	59.70	331,680
Stock Awards(6)	4/01/2014				–	35,000	–				2,141,650
Scott Goldenberg
MIP(4)		–	364,905	729,810
LRPIP(5)		–	500,000	1,000,000
Stock Options	9/10/2014								23,960	59.70	287,520
Stock Awards(6)	4/01/2014				–	30,000	–				1,835,700

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in Compensation Discussion and Analysis.

(2)	All option awards were granted with an exercise price equal to the closing price on the NYSE on the date of grant.

(3)	Reflects the aggregate fair market value of stock and option awards on the grant date. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2015.

(4)	Reflects award opportunities under the fiscal 2015 MIP. Actual amounts earned under the fiscal 2015 MIP awards are disclosed in footnote 3 to the Summary Compensation Table.

(5)	Reflects award opportunities under the fiscal 2015-2017 LRPIP cycle.

(6)	Reflects performance-based restricted stock awards granted under the SIP or, for Mr. MacMillan, a performance-based deferred stock award granted under the SIP.

In fiscal 2015, we granted all equity incentives, including stock options and performance-based stock awards, under our SIP. Stock options have a maximum term of ten years and generally vest in equal annual installments over three years, upon a change of control and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the named executive officer had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The performance-based stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. For stock awarded to our named executive officers in fiscal 2015, the service-based conditions are satisfied by continuous employment through the scheduled vesting date or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to the corporate performance target under our MIP or LRPIP, as described in the Compensation Discussion and Analysis, with full vesting subject to achievement of a payout of at least 67% of the target payout under the applicable plan. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited. When a participant’s performance-based stock award vests, the participant is entitled to any dividends (or dividend equivalents) for the restricted period.

Outstanding Equity Awards at Fiscal 2015 Year End

The following table provides information on outstanding option and stock awards held as of January 31, 2015 by our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)(1)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)(3)

Carol Meyrowitz
	11,383	0		$18.870	9/17/19
	116,546	0		20.565	9/09/20
	108,320	0		26.555	9/07/21
	42,454	21,226		45.170	9/20/22
	18,595	37,186		56.720	9/19/23
	0	53,000		59.700	9/10/24
						240,000	$15,825,600	250,000	$16,485,000

Ernie Herrman
	91,560	0		20.565	9/09/20
	90,380	0		26.555	9/07/21
	35,427	17,713		45.170	9/20/22
	15,518	31,034		56.720	9/19/23
	0	44,230		59.700	9/10/24
						130,000	8,572,200	260,000	17,144,400

Michael MacMillan
	16,320	0		26.555	9/07/21
	9,597	9,596		45.170	9/20/22
	8,404	16,808		56.720	9/19/23
	0	23,960		59.700	9/10/24
						40,000	2,637,600	80,000	5,275,200

Richard Sherr
	0	9,596		45.170	9/20/22
	8,404	16,808		56.720	9/19/23
	0	27,640		59.700	9/10/24
						30,000	1,978,200	65,000	4,286,100

Scott Goldenberg
	5,026	0		26.555	9/07/21
	10,334	5,166		45.170	9/20/22
	6,468	12,936		56.720	9/19/23
	0	23,960		59.700	9/10/24
						14,000	923,160	50,000	3,297,000

(1)	All option awards have a ten-year maximum term and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations.

(2)	Market values reflect the closing price of our common stock on the NYSE on January 30, 2015 (the last business day of fiscal 2015), which was $65.94.

(3)	The stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. The following table shows the performance vesting conditions and scheduled vesting dates for our named executive officers’ unvested performance-based stock awards as of January 31, 2015:

Name	Number of Unvested Shares	Performance Conditions(a)	Vesting Date(b)

Carol Meyrowitz	240,000	Fiscal 2015 MIP (Corporate)	3/03/15
	250,000	Fiscal 2016 MIP (Corporate)	3/16(c)

Ernie Herrman	130,000	Fiscal 2013-15 LRPIP	4/15/15
	130,000	Fiscal 2014-16 LRPIP	4/15/16
	130,000	Fiscal 2015-17 LRPIP	4/15/17

Michael MacMillan	40,000	Fiscal 2013-15 LRPIP	4/15/15
	40,000	Fiscal 2014-16 LRPIP	4/15/16
	40,000	Fiscal 2015-17 LRPIP	4/15/17

Richard Sherr	30,000	Fiscal 2013-15 LRPIP	4/15/15
	30,000	Fiscal 2014-16 LRPIP	4/15/16
	35,000	Fiscal 2015-17 LRPIP	4/15/17

Scott Goldenberg	14,000	Fiscal 2013-15 LRPIP	4/15/15
	20,000	Fiscal 2014-16 LRPIP	4/15/16
	30,000	Fiscal 2015-17 LRPIP	4/15/17

(a)	Performance-based vesting conditions will be satisfied if performance under the applicable plan, as certified by the ECC, results in a payout of at least 67% of the target award payout for the performance period. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited.

(b)	Each of Ms. Meyrowitz’s stock awards has service-based vesting conditions that will be satisfied by continued employment through the end of the fiscal year immediately preceding the vesting date or earlier involuntary termination. Each other stock award shown above has service-based vesting conditions that will be satisfied by continued employment through the vesting date. Stock awards scheduled to vest in April 2016 and April 2017 will also remain outstanding and eligible to vest (prorated, if applicable, based on years completed in the LRPIP cycle) in the event of a termination due to death or disability (and, for Mr. Herrman, involuntary termination) prior to the scheduled vesting date.

(c)	Expected date of ECC certification of fiscal 2016 MIP performance results.

Option Exercises and Stock Awards Vested during Fiscal 2015

The following table provides information relating to option exercises and performance-based stock award vesting for our named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)

Carol Meyrowitz	52,123	$2,197,545	240,000	$14,769,600
Ernie Herrman	42,346	1,721,087	135,000	8,193,500
Michael MacMillan	–	–	30,000	1,834,500
Richard Sherr	22,017	555,723	20,000	1,223,000
Scott Goldenberg	–	–	7,000	428,050

(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on vesting date (or the previous business day if vesting occurred on a weekend) multiplied by the number of shares vesting.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation commences after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($116,000 in calendar 2015 and $111,000 in calendar 2014) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $265,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. Ms. Meyrowitz is the only one of our named executive officers eligible for a SERP primary benefit and has accrued the full benefit except for any increases related to final average earnings. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate averaging assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit restrictions with the amount of the benefits lost by reason of those restrictions. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment. Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Pension Benefits for Fiscal 2015

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 31, 2015. All of our named executive officers are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Carol Meyrowitz	Retirement Plan SERP (Primary)	28	$ 763,090	–
		20	26,512,949	–

Ernie Herrman	Retirement Plan SERP (Alternative)	25	520,493	–
		25	2,406,099	–

Michael MacMillan	Retirement Plan SERP (Alternative)	10	237,345	–
		10	1,134,491	–

Richard Sherr	Retirement Plan SERP (Alternative)	22	585,889	–
		22	1,200,108	–

Scott Goldenberg	Retirement Plan SERP (Alternative)	22	614,351	–
		22	729,001	–

(1)	Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service after one year of service with TJX. Participants under our primary SERP benefit began to accrue credited service immediately and are eligible to be credited with a maximum of 20 years of service.

(2)	Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each named executive officer commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2015, including a post-retirement mortality assumption based on the sex distinct RP-2014 Tables projected generationally with Scale BB-2D from 2006. Actual amounts payable to our named executive officers under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our named executive officers and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our named executive officers (other than Ms. Meyrowitz) were eligible during fiscal 2015 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. For calendar 2014, the potential match for Senior Executive Vice Presidents was 100% of their eligible deferrals, plus, if our MIP performance resulted in a payout of between 90% and 125% of the target corporate award opportunities for fiscal 2015, an additional match ranging from 50% to 150% of their eligible deferrals. Our named executive officers (other than Ms. Meyrowitz) earned this additional performance-based match at 139.24% based on fiscal 2015 corporate MIP results. For a portion of fiscal 2015, Mr. Goldenberg earned an ESP match at the Executive Vice President level equal to 20% of his eligible deferrals plus an additional performance-based match of 45.70% of his eligible deferrals based on fiscal 2015 corporate MIP results. Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits. As of January 31, 2015, all named executive officers with ESP employer credits were fully vested. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments available on the market. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

In connection with his prior service with TJX Canada, Mr. MacMillan participated in the Canadian Executive Savings Plan, or CESP, a deferred compensation plan for eligible employees of TJX Canada. Under the CESP, participants can contribute a portion of their base earnings to a trust fund maintained in Canada and receive notional matching employer credits, including a performance-based match based on MIP results. CESP contributions are invested, and matching credits are notionally invested, in mutual funds or other investments available on the market. Mr. MacMillan holds amounts previously deferred under the CESP but was not eligible to make new contributions or receive matching credits under the CESP during fiscal 2015. Mr. MacMillan has a current right to his participant contributions to the CESP (and earnings on those amounts) and a right to employer matching credits (and earnings on those amounts) upon termination of employment. Distributions of matching credits are generally made in a lump sum or up to ten annual installments.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards and, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2014, this rate was 2.36%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) are distributed in a lump sum at termination of service or upon an event or at a date (no later than the tenth anniversary of termination of service) and in a lump sum or in monthly installments as elected by the participant. Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Nonqualified Deferred Compensation for Fiscal 2015

The following table provides information on fiscal 2015 nonqualified deferred compensation plans for our named executive officers:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Carol Meyrowitz
GDCP	–	–	$ 14,269	–	$ 617,381
ESP	$315,000	–	159,580	–	2,777,345

Ernie Herrman
ESP	132,770	$319,940	128,978	–	2,918,991

Michael MacMillan
ESP	96,231	232,017	208,569	–	2,235,975
CESP(5)	–	–	39,702	$697	365,061

Richard Sherr
ESP	121,846	195,729	166,706	–	2,884,737

Scott Goldenberg
ESP	66,346	136,835	132,967	–	1,884,379

(1)	Reflects notional credits to participant accounts. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Reflects notional credits to participant accounts. Amounts include the performance-based matching credits earned under the ESP for fiscal 2015. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, notional interest under the GDCP as described above, and earnings under the CESP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were named executive officers for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based matching credits earned under the ESP for fiscal 2015 but not credited until after the close of fiscal 2015.

(5)	CESP amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of $0.8982 per Canadian dollar.

Potential Payments upon Termination or Change of Control

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in Compensation Discussion and Analysis.

Potential Payments under our Employment Agreements.    Each of our named executive officers in fiscal 2015 was party to an employment agreement providing for payments in connection with the specified termination or change of control events generally described below.

•

Termination Other than for Cause or Constructive Termination: If we terminate a named executive officer’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than forty miles (a “constructive termination”), the executive would be entitled to twenty-four months (or, for Mr. Goldenberg, fifteen months) of continued base salary and any automobile allowance; cash payments during the same period in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits elected by the executive; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the cycle; and equity awards in accordance with their terms (plus, for Ms. Meyrowitz, acceleration of outstanding and unvested stock options as provided under her agreement). Under his employment agreement, Mr. Herrman would also be entitled to continued vesting of performance-based restricted stock awards granted in fiscal 2014 or later to the extent applicable performance goals are met and prorated, if applicable, based on the completed portion of the performance period. Under his new employment agreement (effective at the beginning of fiscal 2016), Mr. Goldenberg would be entitled to twenty-four months (instead of fifteen months) of salary continuation, automobile allowance, and health coverage-related payments described above.

•	Death or Disability: Upon a termination of employment by reason of death or disability, each named executive officer (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits and the MIP award would be paid at target without proration.

•	Voluntary Termination: Our named executive officers would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that if Ms. Meyrowitz voluntarily terminates her employment with 90 days’ notice and prior to a change of control, she would be entitled to salary continuation, automobile allowance, and health coverage-related payments on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle completed prior to the date of termination.

•	End of Contract Term: For each of our named executive officers, a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position or, for Ms. Meyrowitz, unless the parties mutually agree to continue her employment.

•	Change of Control: Upon a change of control (with or without a termination of employment), each named executive officer would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans. We would also be obligated to pay legal fees and expenses the named executive officer reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2015 generally consist of the following, subject to the qualifications set forth in those agreements: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

•	Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each named executive officer would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; and two years of continued participation in medical and life insurance programs, except to the extent of replacement coverage. For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control, and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined under actuarial assumptions specified in her agreement representing early commencement of her unreduced benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefit as described below. We have reserved the right to determine the extent to which Mr. MacMillan would be entitled to any compensation and benefits under our global mobility program following completion of his assignment with TJX Europe or a termination of employment for any reason. Our named executive officers would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration of Unvested Equity Awards. Under the terms of awards granted under our SIP, each of our named executive officers would be entitled to partial vesting of stock options upon a termination due to death or disability (for options granted more than three months prior to the date of termination) and full vesting of both stock options and stock awards upon a change of control. Ms. Meyrowitz would also be entitled to full vesting of unvested stock awards upon termination of employment by reason of death or disability. In the event of a termination without cause or a constructive termination, Ms. Meyrowitz’s options vest in full and her stock awards remain subject to the satisfaction of the applicable performance conditions but applicable service-based conditions would be deemed satisfied. Each of the executives, other than Ms. Meyrowitz, would be entitled to continued vesting of stock awards granted in April 2013 or later upon termination of employment by reason of death or disability (and, for Mr. Herrman, in the event of a termination without cause or a constructive termination), to the extent applicable performance goals are met and prorated, if applicable, based on the completed portion of the performance period. Following a termination of employment at the end of fiscal 2015, the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods and (upon an eligible retirement) would have been eligible for continued vesting of outstanding options, in each case in accordance with the terms described above under the Grants of Plan-Based Awards table.

The following table sets forth the aggregate estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming the triggering events occurred on January 31, 2015, all pursuant to the terms of TJX’s plans and each executive’s awards as in effect on such date. These amounts are also included in the potential payment table below.

	Triggering Event(1)
	Death/Disability(2)		Termination without Cause(3)		Change of Control(4)
Name	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards
Carol Meyrowitz	$266,496	$16,485,000	$1,114,439	$16,485,000	$1,114,439	$16,485,000
Ernie Herrman	222,402	8,690,717	–	8,690,717	930,028	26,131,950
Michael MacMillan	120,473	2,674,067	–	–	503,789	8,040,600
Richard Sherr	123,469	2,116,325	–	–	526,752	6,362,775
Scott Goldenberg	80,415	1,558,583	–	–	376,078	4,279,920

(1)

For purposes of these estimates, we valued performance-based stock awards and stock options using $65.94, the closing price of our common stock on the NYSE on January 30, 2015, the last business day of the fiscal year. We included the full value of all accelerated performance-based stock awards ($65.94 per share), plus the value of any accumulated dividends that would have been paid upon the vesting of such awards, and the spread value ($65.94 per share minus the option exercise price) for all stock options that would have been accelerated upon a termination of employment (including by reason of death or disability) or change of control. We did not include any amounts in respect of outstanding equity awards that were earned based on service and performance as of January 31, 2015, or that would not have accelerated upon the triggering event. See the Outstanding Equity Awards table for more information about these equity awards. We further assumed that each executive would satisfy his or her non-competition, non-solicitation, or confidentiality agreements with us following termination.

(2)	Assumes, for executives other than Ms. Meyrowitz, that the performance conditions applicable to the executives’ unvested stock awards granted in April 2013 or later would have been satisfied.

(3)	Assumes that the performance conditions applicable to Ms. Meyrowitz’s unvested stock award and Mr. Herrman’s unvested stock award granted in April 2013 or later would have been satisfied.

(4)	Assumes that all awards would have been cashed out at closing, and that any change of control would have qualified as a “change in control event” under Section 409A of the Internal Revenue Code (Section 409A).

Potential Acceleration of Unvested Deferred Compensation.  As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability.

Related Provisions.  Each named executive officer agreed to non-solicitation and non-competition provisions that operate during the term of employment and for twenty-four months thereafter (or, in the case of Mr. Goldenberg’s non-competition provision, for fifteen months thereafter), and to confidentiality provisions during and after employment. Under his new employment agreement (effective at the beginning of fiscal 2016) Mr. Goldenberg’s non-competition provision operates for twenty-four months (instead of fifteen months) after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer match for Senior Executive Vice Presidents under the ESP, are also conditioned on compliance with restrictive covenants. Upon a change of control, our named executive officers would no longer be subject to any covenant not to compete following a termination of employment. In accordance with TJX policy regarding expatriate and tax equalization benefits, TJX has the discretion to require repayment by Mr. MacMillan of all or a portion of his assignment-related benefits if he resigns before completion of his assignment with TJX Europe, if his employment is terminated for cause, or if he fails to comply with restrictive covenants.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers, assuming that the triggering events had occurred on January 31, 2015, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments(1)	C. Meyrowitz		E. Herrman		M. MacMillan		R. Sherr		S. Goldenberg
Death/Disability
Severance	$	3,150,000	$	2,680,000	$	1,940,000	$	1,640,000	$	843,750
MIP/LRPIP(2)		3,870,833		2,440,000		1,233,500		951,000		804,583
Acceleration of Unvested Equity Awards(3)		16,751,496		8,913,119		2,794,540		2,239,794		1,638,998
Health, Life, and/or Automobile Benefits		110,775		120,069		110,775		120,069		77,352

Total(4)	$	23,833,104	$	14,153,188	$	6,078,815	$	4,950,863	$	3,364,683

Voluntary Termination with 90 Days’ Notice
Severance	$	3,150,000	$	—	$	—	$	—	$	—
LRPIP(2)		1,508,333		—		—		—		—
Health, Life, and/or Automobile Benefits		110,775		—		—		—		—

Total	$	4,769,108	$	—	$	—	$	—	$	—

Termination without Cause/Constructive Termination
Severance	$	3,150,000	$	2,680,000	$	1,940,000	$	1,640,000	$	843,750
MIP/LRPIP(2)		1,508,333		1,100,000		700,000		500,000		433,333
Acceleration of Unvested Equity Awards(3)		17,599,439		8,690,717		—		—		—
Health, Life and/or Automobile Benefits		110,775		120,069		110,775		120,069		77,352

Total	$	22,368,547	$	12,590,786	$	2,750,775	$	2,260,069	$	1,354,435

Change of Control
Settlement of MIP/LRPIP	$	3,050,000	$	2,200,000	$	1,400,000	$	1,000,000	$	900,000
Acceleration of Unvested Equity Awards(3)		17,599,439		27,061,978		8,544,389		6,889,527		4,655,998

Total	$	20,649,439	$	29,261,978	$	9,944,389	$	7,889,527	$	5,555,998

Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	$	20,649,439	$	29,261,978	$	9,944,389	$	7,889,527	$	5,555,998
Severance		7,875,000		5,360,000		3,007,000		2,542,000		2,092,500
Deferred Compensation Enhancement(5)		7,122,271		—		—		—		—
Health, Life, and/or Automobile Benefits		115,584		115,912		115,584		115,912		115,584
Reduction to Maximize After-Tax Benefit(6)		—		—		—		—		(1,058,184)

Total(4)	$	35,762,294	$	34,737,890	$	13,066,973	$	10,547,439	$	6,705,898

(1)	We used the following assumptions to calculate the payments set forth in the table:

•	We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality or other obligations to us following termination; the executive receives COBRA continuation of medical coverage for up to 18 months (or, in the case of Mr. Goldenberg, up to 15 months) but does not receive medical or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•	For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of medical coverage based on the COBRA rates in effect as of January 31, 2015 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for medical coverage will continue at rates in effect as of January 31, 2015.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

We did not include any amounts in respect of accrued but unpaid base salary or benefits, any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 31, 2015 that were earned but remained unpaid as of that date or, for Mr. MacMillan, any amounts under our global mobility program. For additional assumptions applicable to equity awards, see Potential Acceleration of Unvested Equity Awards, above. In addition to the SERP benefits described in footnote 5 of this table, our named executive officers were eligible for benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.

(2)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 31, 2015, based on the portion of the cycle completed as of January 31, 2015 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2015 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months of the cycle or, in the event of Ms. Meyrowitz’s voluntary termination with 90 days’ notice, completed years in the cycle.

(3)	See Potential Acceleration of Unvested Equity Awards, above for additional detail about these amounts.

(4)	In the event of death on January 31, 2015, the beneficiaries of our named executive officers would also have been entitled to the following amounts under our management- and executive-level life insurance programs: $520,000 for Mr. Herrman; $1,075,000 for Mr. MacMillan and $975,000 for each other named executive officer. Company-paid amounts for these programs are included and described above under All Other Compensation for fiscal 2015.

(5)	For Ms. Meyrowitz, the amount represents the estimated value of any enhancement under our SERP in the case of a qualifying termination following a change of control. The enhancement value represents the difference between (a) the estimated amount payable to Ms. Meyrowitz under SERP using the post-change of control actuarial assumptions specified in her employment agreement representing early commencement of her unreduced benefit and (b) the estimated amounts payable to Ms. Meyrowitz under SERP using the pre-change of control actuarial assumptions specified in the plan and her employment agreement (which as of January 31, 2015 would have produced higher lump sum benefit values than those shown in the Pension Benefits table above by $3,723,138).

(6)	In the case of a change of control (both with and without a termination) occurring on January 31, 2015, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. We determined that no mandatory reduction to benefits would apply in the case of a change of control, without a qualifying termination, occurring on January 31, 2015 and that such reduction would only apply to Mr. Goldenberg’s benefits in the case of a change in control, with an accompanying termination, occurring on January 31, 2015. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above under Potential Acceleration of Unvested Equity Awards; that only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 31, 2015, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2015.

DIRECTOR COMPENSATION

For fiscal 2015, our non-employee directors were entitled to the following payments:

•	Annual retainer of $75,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chair

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chair)

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chair

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chair

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Finance Committee Chair

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chair)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $70,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Our non-employee directors are eligible to defer their retainers and fees under the ESP but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2015, Mr. Bennett and Ms. Shire deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) will be paid on leaving the Board. Mr. Bennett and Ms. Shire currently participate in the GDCP. We do not provide retirement, health or life insurance benefits to our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2015. Compensation for Mr. Cammarata as an employee and executive officer of TJX for fiscal 2015 is included below, although it is our policy that employee directors are not paid additional compensation for their service as directors. Ms. Meyrowitz’s compensation is shown above in the Summary Compensation Table with that of the other named executive officers.

Directors Compensation for Fiscal 2015

Name	Fees Earned or Paid In Cash		Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Zein Abdalla	$83,000		$143,058	–	–	–		–		$226,058
José B. Alvarez	100,000		160,891	–	–	–		–		260,891
Alan M. Bennett	106,000		160,891	–	–	–		–		266,891
Bernard Cammarata	500,000	(3)	–	–	–	$ 306,040	(4)	$ 41,929	(5)	847,969
David T. Ching	98,000		154,268	–	–	–		–		252,268
Michael F. Hines	111,000		162,226	–	–	–		–		273,226
Amy B. Lane	108,000		159,932	–	–	–		–		267,932
Dawn Lepore(6)	29,281		1,712	–	–	–		10,915		41,908
John F. O’Brien	155,000		170,625	–	–	–		–		325,625
Willow B. Shire	103,000		170,733	–	–	–		–		273,733
(1)	For non-employee directors, reflects the grant date fair value of annual deferred share awards totaling $140,000 and/or annual credits of additional deferred shares in the amount of dividends accrued on deferred shares.

(2)	The following table shows the number of shares subject to outstanding stock awards and option awards for our directors as of January 31, 2015 (other than Ms. Meyrowitz, whose outstanding equity awards are shown with the named executive officers above):

Name	Outstanding Stock Awards(a)	Outstanding Option Awards(b)
Zein Abdalla	6,146	–
José B. Alvarez	37,118	–
Alan M. Bennett	37,118	–
Bernard Cammarata	–	–
David T. Ching	24,722	–
Michael F. Hines	39,330	–
Amy B. Lane	34,109	8,500
Dawn Lepore	–	–
John F. O’Brien	51,829	–
Willow B. Shire	53,425	–

(a)	1,249 deferred shares for each non-employee director were unvested as of the end of fiscal 2015 and are scheduled to vest on the day before the 2015 Annual Meeting.

(b)	All options were granted with an exercise price equal to the closing price on the NYSE on the date of grant, have a ten-year term, vest after one year or upon a change of control, and remain exercisable for the lesser of the term of the option or up to five years after cessation of Board service. Upon death within the last year of such five-year period, options remain exercisable for one year following death or until the earlier term of the option. Stock option grants for non-employee directors were eliminated in June 2006.

(3)	Represents Mr. Cammarata’s salary under his employment agreement earned in fiscal 2015.

(4)	Represents the increase in the actuarial present value of Mr. Cammarata’s accumulated benefit obligations under our Retirement Plan using the same assumptions as used in the Pension Benefits table, above. Non-employee directors do not receive retirement benefits. We do not pay above-market or preferential earnings on deferred compensation.

(5)	Consists of an automobile benefit of $35,904; a matching contribution under our 401(k) plan of $3,484; payment of $1,041 in lieu of participation in our management life insurance program and reimbursement for financial planning of $1,500.

(6)	Ms. Lepore did not stand for reelection in June 2014. After her departure from the Board, she served as a consultant to the Company and received consulting fees, reported in the All Other Compensation column.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 30, 2016. PwC has been retained as the Company’s independent registered public accounting firm since 1962. We are asking stockholders to ratify PwC’s appointment. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 16 of this proxy statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2015, including an overview of our program design and details of the various elements of the program. It also provides details of our fiscal 2015 performance to provide context for the compensation.

The Board of Directors, as required pursuant to Section 14A of the Securities Exchange Act, is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

RESOLVED, that the stockholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As described in more detail in the Compensation Discussion and Analysis, our compensation philosophy is to create a program that attracts, motivates and rewards our executives while maintaining shareholder-friendly pay practices that help align the interest of our Associates and shareholders. We have designed a program that seeks to:

•	attract top talent in the highly competitive retail environment,

•	maintain an extremely high talent level in our company and provide for succession broadly across our management team,

•	reward objective achievement of our short- and long-term financial objectives with plans based on core business goals, and

•	enhance shareholder value by directly aligning the interests of our Associates and stockholders.

The Board is asking stockholders to support this proposal. We believe TJX’s performance demonstrates the effectiveness of our compensation program. We received a strong supporting vote in the past several years (more than 97% of votes cast) expressing support for our compensation policies and practices and believe our program continues to be effective. We continue to focus on pay for performance in our compensation program, as described in the Compensation Discussion and Analysis, which we encourage you to review. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our stockholders. As with past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our named executive officers. Our Board of Directors currently intends to conduct an annual advisory stockholder vote on executive compensation each year until the next advisory vote on the frequency of our say-on-pay advisory votes is held, which will be no later than the annual meeting of stockholders in 2017.

Your Board of Directors unanimously recommends a vote FOR Proposal 3,

Advisory Approval of Executive Compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 31, 2015 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)	30,586,031	$ 34.91	40,393,448

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	30,586,031	$ 34.91	40,393,448

(1)	We use one equity compensation plan, the Stock Incentive Plan (or SIP), which was most recently approved by shareholders in 2013. Securities reported in column (a) include outstanding options as well as outstanding performance-based deferred stock awards and director deferred share awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 507,802 shares subject to performance-based deferred stock awards and director deferred share awards.

For additional information concerning our equity compensation plan see Note I to our consolidated financial statements included in our Annual Report on Form 10-K.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a majority of votes properly cast at the meeting will be elected directors. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you vote by mail, telephone or Internet, but do not indicate specific choices as part of that process, your shares will be voted for the election of the director nominees (Proposal 1), for the ratification of the appointment of the independent registered public accounting firm (Proposal 2), and for the advisory approval of our executive compensation (Proposal 3). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. However, brokers are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote your shares with respect to the election of the director nominees (Proposal 1) or the advisory vote on executive compensation (Proposal 3), or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

If you are voting plan shares, you must provide your voting instructions by the deadline described above in the Introduction so that the plan trustee may vote your plan shares in accordance with your instructions. If you do not timely provide your voting instructions, your plan shares will not be voted.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2016 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 26, 2015. A stockholder who intends to present a proposal at the 2016 Annual Meeting of Stockholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 12, 2016 and no later than March 13, 2016. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available on our website, www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2016 Annual Meeting must notify us in writing no earlier than February 12, 2016 and no later than March 13, 2016. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., LLC to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO THE TJX ANNUAL MEETING

TJX CORPORATE HEADQUARTERS

770 Cochituate Road

Framingham, MA 01701

From Exit 13 on the Massachusetts Turnpike

After the tollbooth, bear left on the exit ramp across an overpass and onto Route 30 / Cochituate Road. At the second set of lights, turn left into The TJX Companies, Inc. facility.

From Logan International Airport (From the East)

Leaving the Airport, follow the signs for the Massachusetts Turnpike West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the West

Take Massachusetts Turnpike East (I-90E) to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the North

Take I-95 South to exit 25 (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the South

Take I-95 North to exit 25 (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

Parking

TJX offers free parking. Follow the parking lot directory signage to the visitor parking areas.

Building Entrance

Enter the building through the Northeast Entrance (facing the Massachusetts Turnpike (I-90)).

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies for record holders submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on June 11, 2015. See reverse for more information.
Vote by Internet • Go to www.envisionreports.com/TJX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN BELOW, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —The Board recommends a vote FOR each of the nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Zein Abdalla	☐	☐	☐	02 - José B. Alvarez	☐	☐	☐	03 - Alan M. Bennett	☐	☐	☐
04 - David T. Ching	☐	☐	☐	05 - Michael F. Hines	☐	☐	☐	06 - Amy B. Lane	☐	☐	☐
07 - Carol Meyrowitz	☐	☐	☐	08 - John F. O’Brien	☐	☐	☐	09 - Willow B. Shire	☐	☐	☐
10 - William H. Swanson	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of independent registered public accounting firm for fiscal 2016.	☐	☐	☐	3. Say-on-Pay: Advisory approval of TJX’s executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title to indicate the capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

The TJX Companies, Inc.

2015 Annual Meeting of Stockholders

Thursday, June 11, 2015, 9:00 a.m. Eastern Daylight Time

TJX Corporate Headquarters

770 Cochituate Road

Framingham, Massachusetts 01701

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: www.envisionreports.com/TJX

Your vote is important. Please vote by internet, by telephone or by mail.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — THE TJX COMPANIES, INC.

2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - June 11, 2015

Carol Meyrowitz, Scott Goldenberg and Mary B. Reynolds, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The TJX Companies, Inc. to be held at TJX Corporate Headquarters, 770 Cochituate Road, Framingham, Massachusetts on Thursday, June 11, 2015 at 9:00 a.m. (local time), or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the stockholder on the reverse side of this card. If no directions are indicated, the Proxies will have authority to vote FOR each nominee and FOR Proposals 2 and 3. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

However, if you are voting shares held in the TJX stock fund available through The TJX Companies, Inc. General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or The TJX Companies, Inc. General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan, (collectively, “plan shares”), your plan shares will be voted by the plan trustee in accordance with your instructions. Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time, Sunday, June 7, 2015 to allow time for tabulation and voting. Please note that if your instructions are not received by this time, your plan shares will not be voted.

(Items to be voted appear on reverse side.)